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                                                                     Exhibit 5.3

              [WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP LETTERHEAD]


                                October 15, 2001


Liberty Property Trust                      Liberty Property Limited Partnership
65 Valley Stream Parkway                    c/o Liberty Property Trust
Malvern, PA   19355                         65 Valley Stream Parkway
                                            Malvern, PA   19355
      Re    Liberty Property Trust

Ladies and Gentlemen:

      We have acted as counsel to Liberty Property Trust, a Maryland real estate investment trust (the "Trust"), and Liberty Property Limited Partnership, a Pennsylvania limited partnership (the "Operating Partnership", which, together with the Trust and their affiliates and subsidiaries will be referred to sometimes herein as the "Company") in connection with the preparation of a
Prospectus dated October   , 2001 (the "Prospectus"), included as part of the
Registration Statement on Form S-3 (Registration No. 333-65592) (the "Registration Statement") filed on behalf of the Trust and the Operating Partnership with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, registering for sale certain securities, including up to $1,000 worth of securities of the Trust and $300,000,000 of securities of the Operating Partnership. Any capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Statement and Prospectus.

      BASIS FOR OPINIONS

      The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the "IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

      In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a
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Liberty Property Trust
LibertyProperty Limited Partnership
October 15, 2001
Page 2

basis for such opinions, including (but not limited to) the following: (1) the Prospectus; (2) the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended through the date hereof; (3) the Articles of Amendment and Restatement of Declaration of Trust of the Trust dated as amended through the date hereof (the "Declaration of Trust"), and (4) the organizational documents and stock ownership records of Liberty Property Development Corp., Liberty Property Development Corp.-II, Liberty Property Development Corp.-III, Liberty UK Development Corp., Liberty 2001 Corp. and Aymer House Limited (the "Corporate Entities"). The opinions set forth in this letter also are premised on certain written representations of the Trust and the Operating Partnership in the past and as to the contemplated assets, operations and activities of the Trust and the Operating Partnership in the future (the "Management Representation Letter").

      For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Management Representation Letter. We consequently have relied upon the representations in the Management Representation Letter to the effect that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. After reasonable inquiry, we are not, however, aware of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein or other assumptions set forth herein. To the extent that such representations and information set forth legal conclusions with respect to factual matters relevant to the qualification of the Trust as a real estate investment trust under the Code (a "REIT") or the treatment of the Operating Partnership as a partnership, we have previously reviewed with the individual making such representations, the relevant provisions of the Code, applicable Treasury regulations, and published administrative interpretations thereof. That person has had such statements reviewed internally within the Trust by the individuals with direct primary responsibility for federal income tax matters and the Trust's compliance with the federal income tax rules applicable to REITs. Finally, our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other matters, including any matters relating to the securities laws, relevant to the Trust, the Operating Partnership, or any other person.

      Moreover, we have assumed, with your consent, that, insofar as relevant to the opinions set forth herein:

     1. Each of the Trust, the Operating Partnership, and the Corporate Entities has been and will be operated in the manner described in the Management Representation Letter and the Prospectus and in the relevant partnership agreement, limited liability company operating agreement, articles (or certificate) of incorporation, declaration of trust or other organizational documents;

     2. As of the date hereof, each of the Corporate Entities is a taxable REIT subsidiary. We have been provided with all written agreements related to the ownership of the voting stock

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Liberty Property Trust
LibertyProperty Limited Partnership
October 15, 2001
Page 3

of the Corporate Entities during the entire period they have been owned by the Operating Partnership and, as to each Corporate Entity at all times during the period before the effective date of its taxable REIT subsidiary election, there have never been any oral agreements or understandings between the Trust or Operating Partnership and any of the owners of the voting stock of such Corporate Entity, or such Corporate Entity itself, that are or were inconsistent with the Operating Partnership being considered to be the beneficial owner of less than 10% of its outstanding voting securities at any time during such period.

     3. As set forth in the Management Representation Letter, the Trust takes measures to ensure, and will take measures to ensure, that services provided to the tenants either: (a) are "usually or customarily rendered" and not otherwise considered "rendered to tenants;" (b) are provided by an entity that qualifies as an "independent contractor," as defined in Section 856 of the Code and the Treasury regulations thereunder, from which the Trust receives no income (or for taxable years beginning after December 31, 2000, will be provided by a "taxable REIT subsidiary" within the meaning of Section 856(1) of the Code); or (c) do not result in the Trust having more than a "de minimis" amount of "impermissible tenant service income" under Section 856(d)(7) of the Code with respect to any particular property during any taxable year;

     4. The Trust is a duly organized and validly existing real estate investment trust under the laws of the State of Maryland, each of the Corporate Entities in a duly organized and validly incorporated corporation under the laws of the state in which it is purported to be organized, and the Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Pennsylvania;

     5. All of the obligations imposed by or described in the documents that we reviewed, including obligations imposed under the Declaration of Trust, have been and will continue to be performed or satisfied in accordance with their terms; and

     6. All documents that we have reviewed have been property executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine.

Opinions

      Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

     (a) Commencing with its taxable year ended December 31, 1994, the Trust has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code, and the Trust's proposed method of operation (as described in the Prospectus and Management Representation Letter) will enable it to continue to meet the requirements for qualification and taxable as a REIT under the Code, although no assurance can be given that it will remain so qualified;
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Liberty Property Trust
LibertyProperty Limited Partnership
October 15, 2001
Page 4

     (b) The Operating Partnership is properly treated as a partnership for federal income tax purposes and not as a corporation or as an association taxable as a corporation, throughout the period commencing with its taxable year ended December 31, 1994, through the date hereof; and

     (c) The portions of the discussion in the Prospectus under the caption "Federal Income Tax Considerations With Respect to the Trust and the Operating Partnership" that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

      We assume no obligation to advise you of any changes in our opinions or of any new developments in the application or interpretation of the federal income tax laws subsequent to the date of this letter. The Trust's qualification and taxation as a REIT depends upon the Trust's ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code as described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership. Wolf, Block, Schorr and Solis-Cohen LLP will not review the Trust's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Trust's operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders, and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

      In rendering the opinions herein, Wolf, Block, Schorr and Solis-Cohen LLP has assumed the correctness of, and has relied upon, the representations of the Trust and Operating Partnership with respect to REIT and partnership qualification matters, including those set forth in the Management Representation Letter.

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Liberty Property Trust
Liberty Property Limited Partnership
October 15, 2001
Page 5

      This opinion letter has been prepared for your use in connection with the
Prospectus dated October   , 2001 and speaks as of the date hereof.

                                                   Very truly yours,

                                      /s/ Wolf, Block, Schorr & Solis-Cohen, LLP
                                      ------------------------------------------
                                        WOLF, BLOCK, SCHORR & SOLIS-COHEN, LLP